INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 40 to Registration Statement on Form N-1A under the Securities Act of 1933, filed under No. 2-90309, of our report dated November 18, 2003, relating to Summit Mutual Funds, Inc. - Apex Series, including S&P 500 Index Fund, S&P MidCap 400 Index Fund, Russell 2000 Small Cap Index Fund, Nasdaq-100 Index Fund, EAFE International Index Fund, Total Social Impact Fund, Balanced Index Fund, Lehman Aggregate Bond Index Fund, Everest Fund, Bond Fund, Short-term Government Fund, High Yield Bond Fund, and Money Market Fund, incorporated by reference in the Statement of Additional Information, and to the references to us under the captions "Financial Highlights" in the Prospectus and "Independent Auditors" in the Statement of Additional Information, which are part of such Registration Statement

DELOITTE & TOUCHE LLP


Chicago, Illinois
February 2, 2004